UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number:  333-203707

DELAWARE	36-4608739
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12627 San Jose Blvd., Suite 203, Jacksonville, FL 32223

(Address of principal executive offices, including zip code)

302-752-2688

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On November 4, 2015, Shepherd’s Finance, LLC (the “Registrant”) entered into a construction loan agreement (the “Loan Agreement”) by and between the Registrant, Eclipse Partners II, LLC (“EPII”), and Steven Hanson, pursuant to which the Registrant extended a construction loan (the “Sarasota Loan”) to EPII to be used for the refinance of a parcel of land in Sarasota, Florida and the construction of a home thereon . The Sarasota Loan is for an amount up to $2,408,000, is evidenced by a promissory note (the “Note”), and is secured by a mortgage.

A loan fee of 5% of the loan amount was paid upon closing of the Sarasota Loan, from proceeds of the loan. The Sarasota Loan bears interest at a rate of the Registrant’s cost of funds plus 2% for the twelve months following the date of closing, the Registrant’s cost of funds plus 4% for the thirteenth through eighteenth months following the date of closing, the Registrant’s cost of funds plus 6% for the nineteenth through twenty-fourth months following the date of closing, and thereafter at a rate of the Registrant’s cost of funds plus 8%. EPII used the funds under the Sarasota Loan to refinance the lot as well as for payment of fees and hereafter may make up to seven draws used to fund construction.

Payments of interest are due monthly. Payments of principal are due upon the Registrant’s demand or upon the sale or transfer of the parcel. The Sarasota Loan may be prepaid at any time, in whole or in part, without penalty.

The foregoing discussion of the Sarasota Loan is qualified in its entirety by the Loan Agreement, Note, and related Mortgage and Security Agreement, attached hereto as Exhibits 10.1 through 10.3.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Construction Loan Agreement

10.2	Promissory Note

10.3	Mortgage and Security Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHEPHERD’S FINANCE, LLC

Date: November 9, 2015	By:	/s/ Daniel M. Wallach

Daniel M. Wallach
Chief Executive Officer and Manager